Exhibit (i)


                             EATON VANCE MANAGEMENT
                            The Eaton Vance Building
                                255 State Street
                                Boston, MA 02109
                            Telephone: (617) 482-8260
                            Telecopy: (617) 338-8054




                                          February 27, 2002


Eaton Vance Special Investment Trust
255 State Street
Boston, MA  02109

Ladies and Gentlemen:

     Eaton Vance Special Investment Trust (the "Trust") is a voluntary association (commonly referred to as a "business trust") established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated March 27, 1989, as amended (the "Declaration of Trust").

     The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares, without par value, and the number of shares of each series or class authorized is unlimited. The series and classes of shares established and designated as of the date hereof are identified on Appendix A hereto.

     Under the Declaration of Trust, the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

     I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

     1. The Trust is a trust with transferable shares of beneficial interest.

     2. Shares of beneficial interest of the Trust registered by Form N-1A may be legally and validly issued in accordance with the Declaration of Trust upon receipt of payment in compliance with the Declaration of Trust and, when so issued and sold, will be fully paid and nonassessable by the Trust.

Eaton Vance Special Investment Trust
February 27, 2002
Page 2


     I am a member of the Massachusetts bar and have acted as internal legal counsel to the Trust in connection with the registration of shares.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 59 to the Trust's Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended.

                                          Very truly yours,


                                          /s/ James M. Wall
                                          James M. Wall, Esq.
                                          Vice President

                                                                     Appendix A

                 Established and Designated Series* of the Trust


         Eaton Vance Balanced Fund
         Eaton Vance Emerging Markets Fund
         Eaton Vance Greater India Fund
         Eaton Vance Growth & Income Fund
         Eaton Vance Institutional Emerging Markets Fund
         Eaton Vance Institutional Short Term Treasury Fund
         Eaton Vance Special Equities Fund
         Eaton Vance Utilities Fund
         Eaton Vance Small Company Growth Fund


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* Each Series is authorized to issue Class A, Class B, Class C and Class I shares.